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                                                           OMB APPROVAL
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------                                              OMB Number:   3235-0287
FORM 4                                              Expires:  April 30, 1997
------                                              Estimated average burden
                                                    hours per response .... 0.5
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4                Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
   BRAND,         MARTIN             H.S.         CITYSCAPE FINANCIAL CORP. (CTYS)                    Issuer (Check all applicable)
---------------------------------------------------------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer (give  X Other (Specify
        NORTHMOUNT/MOUNT PARK ROAD                Person (Voluntary)          APRIL 1997        ----        title ---       below)
---------------------------------------------                             -------------------               below)
                 (Street)                                                 5. If Amendment,               LENDING DIRECTOR AND
                                                                             Date of Original           DIRECTOR OF SUBSIDIARY
                                                                             (Month/Year)              ------------------------
HARROW ON THE HILL MIDDLESEX, ENGLAND HA1 3JS
                                                                                              7. Individual or Joint/Group Filing
                                                                                                 Reporting (Check Applicable Line)
                                                                                                 X  Form filed by One Reporting
                                                                                                    Person
                                                                                                 ---Form filed by More than One
                                                                                                    Reporting Person
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  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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COMMON SOTCK                                                                                1,200,000             D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                               (Print or Type Responses)             SEC 1474 (8/92)

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
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FORM 4 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Conver-       3. Transac-    4. Transac-     5. Number of Deriv-        6. Date Exer-
   (Instr. 3)                       sion or          tion           tion            ative Securities Ac-       cisable and Ex-
                                    Exercise         Date           Code            quired (A) or Dis-         piration Date
                                    Price of                        (Instr. 8)      posed of (D)
                                    Deriv-           (Month/                                                   (Month/Day/
                                    ative            Day/                                                       Year)
                                    Security         Year)                          (Instr. 3,4,           -------------------------
                                                                                    and 5)                    Date       Expira-
                                                                                                              Exer-      tion
                                                                  ---------------------------------------     cisable    Date
                                                                   Code      V         (A)         (D)
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EMPLOYEE STOCK
OPTION (RIGHT TO BUY)              $13.25          4/22/97          A        V        10,750                  4/22/97    4/22/07
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

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7. Title and Amount of Under-    8. Price         9. Number      10. Owner       11. Na-
   lying Securities                 of               of Deriv-       ship            ture
                                    Deriv-           ative           Form            of In-
   (Instr. 3 and 4)                 ative            Secur-          of De-          direct
                                    Secur-           ities           rivative        Bene-
                                    ity              Bene-           Secu-           ficial
                                    (Instr.          fically         rity:           Own-
                                    5)               Owned           Direct          ership
--------------------------------                     at End          (D) or          (Instr.
       Title       Amount or                         of              Indi-           4)
                   Number of                         Month           rect(1)
                   Shares                            (Instr. 4)      (Instr. 4)

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      COMMON
      STOCK         10,750                            10,750             D
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Explanation of Responses:
                                                                                      /s/ Martin H.S. Brand                5/8/97
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note. File three copies of this Form, one of which must be manually signed.                                           Page 2
  If space provided is insufficient, See Instruction 6 for procedure.                                             SEC 1474 (8/92)

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